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                                                                  EXHIBIT 99.1


Company Contact:                                  Agency Contact:

Mary Bobel                                        Bob Climo
Genus, inc.                                       M & C Communications
408/747-7120                                      408/736-1120



                  GENUS COMPLETES $5 MILLION EQUITY FINANCING

     SUNNYVALE, CALIF., February 12, 1998 - Genus, Inc. (OTC, NASDAQ: GGNS) a leading manufacturer of process simplification equipment for the semiconductor industry, today announced that the Company has completed a private equity placement of $5 million of convertible preferred stock to a group of institutional investors.

     Upon the fulfillment of certain specified conditions, these same investors have also committed to provide additional financing of up to $5 million dollars. A registration statement will be filed by the Company with the Securities and Exchange Commission in order to register the resale of the shares of common stock underlying the convertible preferred stock.

     "These additional funds reaffirm our commitment to investing in R&D during the next year. By continuing the development of our tungsten nitride barrier film for Genus' LYNX2 CVD system and enhancing the energy range of our Kestrel implanter products, we believe Genus will be well-positioned to meet the future manufacturing requirements of our customers," commented James
T. Healy, Genus president and chief executive officer.

     Founded in 1982, Genus, Inc. develops, manufactures, markets and services advanced thin film deposition and ion implantation equipment used in the fabrication of advanced semiconductor devices. The company's customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim, including Japan, Korea and Taiwan. Genus' corporate offices are located

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at 1139 Karlstad Drive, Sunnyvale, CA 94089; telephone: (408) 747-7120; fax:
(408) 747-7199; e-mail:

PR@GENUS.COM; Internet: WWW.GENUS.COM.

This release contains forward looking statements dependent on a number of risks and uncertainties, including, but not limited to, retrenchment in the semiconductor industry, general conditions in the company's industry sector, and the additional risks and uncertainties detailed under "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained in the company's annual report on Form 10-K for the fiscal year ended December 31, 1996, and the company's quarterly report on Form 10-Q for the quarter ended September 30, 1997.
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